ADOPTION AGREEMENT

This Adoption Agreement, dated as of December 2, 2019 (this "Adoption Agreement"), by and among DST SYSTEMS, INC. a Delaware corporation with principal place of business at 333 W 11th Street, 5th Floor, Kansas City, Missouri 64105 ("DST"), RIVERNORTH OPPORTUNISTIC MUNICIPAL INCOME FUND, INC., a Maryland corporation ("ROMIF") and RIVERNORTH MANAGED DURATION MUNICIPAL INCOME FUND, INC., a Maryland corporation (''RMDMIF") and RIVERNORTH/DOUBLELINE STRATEGIC OPPORTUNITY FUND, INC., a Maryland corporation with its principal place of business at 325 North LaSalle Street, Suite 645, Chicago, Illinois 60654 (the "Additional Product").

The Additional Product hereby agrees to (a) become a party to that Agency Agreement, dated as of October 24, 2018 (the "Agreement"), originally by and among DST and ROMIF and (b) be bound by all terms and conditions of the Agency Agreement as a "Fund" (as such term is defined in the Agreement), having such rights, entitlements and obligations as set forth in the Agreement or Ancillary Agreement respectively. By its signature below, the Additional Product confirms to DST, as of the date hereof, its representations and warranties set forth in the Agreement. The Additional Product acknowledges receipt of a copy of the Agreement.

Each of DST, ROMIF, and RMDMlF, hereby agree to accept the Additional Product as a party to the Agreement and the Ancillary Agreements and that the Additional Product shall be a “Fund" or "Customer" (as such terms are defined in the Agreement) under the Agreement, having such rights, entitlements and obligations as set forth in the Agreement.

The parties acknowledge that Schedule I attached hereto lists all active Funds under the Agreement.

Except as specifically set forth herein, all other terms and conditions of the Agreement shall remain unmodified and in full force and effect, the same being confirmed and republished hereby. In the event of any conflict between the terms of the Agreement and the terms of this Joinder with regard to the subject matter hereof, the terms of this Joinder shall control,

This Joinder may be executed by the parties hereto on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(signatures follow on next page)

IN WITNESS WHEREOF, the Parties hereto have caused this Adoption Agreement to be executed as of the day and year first above written by their respective duly authorized officers.

RIVERNORTH OPPORTUNISTIC MUNICIPAL INCOME FUND, INC.		DST SYSTEMS, INC.

By:	s/ Marcus Collins	By:	/s/ Rahul Kanwar

Print Name:	Marcus Collins	Print Name:	Rahul Kanwar

Title:	Secretary and Chief Compliance Officer	Title:	Authorized Representative

RIVERNORTH MANAGED DURATION MUNICIPAL INCOME FUND, INC.

By:	s/ Marcus Collins

Print Name:	Marcus Collins

Title:	Secretary and Chief Compliance Officer

RIVERNORTH/DOUBLELINE STRATEGIC OPPORTUNITY FUND, INC.

By:	s/ Marcus Collins

Print Name:	Marcus Collins

Title:	Secretary and Chief Compliance Officer

SCHEDULE I LIST OF FUNDS

Name:

RIVERNORTH OPPORTUNISTIC MUNICIPAL INCOME FUND, INC.

RIVERNORTH MANAGED DURATION MUNICIPAL INCOME FUND, INC.

RIVERNORTWDOUBLELINE STRATEGIC OPPORTUNITY FUND, INC.

3